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                                                                    Exhibit 23.3


DRAFT



To the Board of Directors and Stockholders of Stanadyne Automotive Corp.
Windsor, Connecticut

We consent to the use in this Amendment No. 1 to Registration Statement 333-45823 of Stanadyne Automotive Corp. on Form S-4 of our report dated March 6, 1998 relating to the financial statements of Stanadyne Automotive Corp. as of December 31, 1997 and for the 344 day period ended December 10, 1997 ("Predecessor") and the 21 day period ended December 31, 1997 ("Company") appearing in the Prospectus and elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
March 24, 1998